ServiceSource International, Inc.
2020 Equity Incentive Plan
Performance Stock Unit Award Agreement

Participant: [Recipient Name]
We are pleased to inform you that ServiceSource International, Inc. (the “Company”) has made an award of performance-vested restricted stock units to you (the “Performance Stock Units”) as indicated in this Performance Stock Unit Award Agreement (this “Award Agreement”). The Performance Stock Units are issued pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”) and are subject to and governed by the Plan generally. All capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Award

Grant Date	March 1, 2021
Target Performance Stock Units	__________ (“Target PSUs”)
Maximum Performance Stock Units	__________ (“Max PSU”)
Initial Measurement Period	January 1, 2021 – December 31, 2021
Performance Period	January 1, 2021 – December 31, 2023
Time-Vesting Date	March 1, 2024
Overview
This award of Performance Stock Units entitles you to earn shares of Common Stock based on the satisfaction of the performance goals set forth in Appendix A and the Company’s relative total stockholder return as set forth in Appendix B, and your continued employment or service through the Time-Vesting Date.

General Vesting and Payment Provisions
The actual number of shares of Common Stock earned, if any, is equal to the number of Performance Stock Units that become vested (“Vested PSUs”), determined as follows (except as otherwise set forth herein):
•First, at the end of the Initial Measurement Period, the Company will determine a preliminary number of Performance Stock Units that may be eligible to vest (the “Preliminary PSUs”) by applying the formula(s) in Appendix A taking into account the level of achievement of the relevant performance goals and the Target PSUs awarded to you.

•Next, at the end of the Performance Period, the Company will determine the number of Performance Stock Units that are eligible to vest (the “Conditional PSUs”) by applying the modification factors in Appendix B (which are based on the Company’s relative total stockholder return) to the number of Preliminary PSUs determined following the end of the Initial Measurement Period. The Conditional PSUs, if any, may be greater than or less than the Target PSUs, but can never exceed the Max PSUs.

•Last, the Conditional PSUs, if any, shall become Vested PSUs based on your Continuous Service (as defined below) with the Company or its Subsidiaries following the end of the Performance Period through the Time-Vesting Date. The Company shall issue you one share of Common Stock for each Vested PSU, as described in the “Payment” section below.
You have no rights as a stockholder of the Company pursuant to this Agreement until such time, if any, as shares of Common Stock are issued to you.

Award Determination
Preliminary PSUs
The Company shall determine the number of your Preliminary PSUs as soon as practicable following the end of the Initial Measurement Period, generally within ten (10) days following the date on which the Company files its Annual Report on Form 10-K for the fiscal year of the Company ending coincident with the last day of the Initial Measurement Period.
Conditional PSUs
The Company shall determine the number of your Conditional PSUs as soon as practicable and in all events within thirty (30) days following the end of the Performance Period.

Vesting Date	Subject to your Continuous Service with the Company or its Subsidiaries from the Grant Date through the Time-Vesting Date, all Conditional PSUs shall become Vested PSUs on the Time-Vesting Date.

Continuous Service
The term “Continuous Service” shall mean your uninterrupted service to the Company or its Subsidiaries as an Employee, Outside Director, or Consultant. The Administrator shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an Employee but continue to perform services for the Company as an Outside Director or Consultant.

Termination of Continuous Service	Except as set forth below under the headings “Special Vesting Events” or “Change in Control,” upon the termination of your Continuous Service with the Company or its Subsidiaries for any or no reason prior to the Time-Vesting Date, you shall automatically and immediately forfeit all Performance Stock Units and rights hereunder.

Special Vesting Events
Termination due to Death or Disability
Prior to the End of the Initial Measurement Period.
In the event that your Continuous Service with the Company or its Subsidiaries is terminated prior to the end of the Initial Measurement Period due to death or Disability, the Initial Measurement Period and the Performance Period shall both be deemed to have ended immediately prior to the date of death or Disability, and you shall immediately vest in a pro-rated number of Performance Stock Units, if any, equal to the product of (i) the number of PSUs determined in accordance with Appendix A and Appendix B based on performance and relative total stockholder return through the date of the death or Disability (for avoidance of doubt, the performance goals in Appendix A shall be adjusted in the Administrator’s sole discretion to account for the truncation of the Performance Period on the date of death or Disability, and the Administrator may adopt reasonable procedures for determining the level of achievement of any financial metrics, such as using audited financial statements from the most recently completed fiscal quarter), multiplied by (ii) a fraction, (A) the numerator of which is the number of days of your Continuous Service between the first day of the Performance Period through the date of death or Disability, and (B) the denominator of which is the total number of days between the first day of the Performance Period and the Time-Vesting Date. Vested PSUs, if any, shall be payable as set forth in the “Payment” section below.
On or After the End of the Initial Measurement Period but Prior to the End of the Performance Period
In the event that your Continuous Service with the Company or its Subsidiaries is terminated following the end of the Initial Measurement Period and prior to the end of the Performance Period due to death or Disability, the Performance Period shall be deemed to have ended immediately prior to the date of death or Disability, and you shall immediately vest in a pro-rated number of Performance Stock Units, if any, equal to the product of (i) the number of Preliminary PSUs calculated following the end of the Initial Measurement Period as modified by the factors in Appendix B (for avoidance of doubt, the modification shall be based on relative total stockholder return through the date of the death or Disability), multiplied by (ii) a fraction, (A) the numerator of which is the number of days of your Continuous Service between the first day of the Performance Period through the date of death or Disability, and (B) the denominator of which is the total number of days between the first day of the Performance Period and the Time-Vesting Date. Vested PSUs, if any, shall be payable as set forth in the “Payment” section below.

On or After the End of the Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated following the end of the Performance Period and prior to the Time-Vesting Date due to death or Disability, your Conditional PSUs, if any, shall immediately vest on a pro-rated basis, by multiplying the number of Conditional PSUs, if any, by a fraction, (A) the numerator of which is the number of days of your Continuous Service between the first day of the Performance Period through the date of death or Disability, and (B) the denominator of which is the total number of days between the first day of the Performance Period and the Time-Vesting Date. Vested PSUs, if any, shall be payable as set forth in the “Payment” section below.

Rule of 70

In the event your Continuous Service with the Company or its Subsidiaries terminates for any reason other than death, Disability, or Cause when your combined age and total years of employment or service with the Company or its Subsidiaries (including service on the Company’s Board) equals or exceeds 70, then your Performance Stock Units and your rights hereunder shall be unaffected by your termination of Continuous Service. The number of Vested PSUs, if any, to which you may be entitled shall be determined in accordance with the “General Vesting and Payment,” “Award Determination,” and “Vesting Date” sections above as if your employment had continued through the Time-Vesting Date, and you shall be entitled to payment in accordance with the “Payment” section below. For purposes of the “Payment” section below, the date on which your Performance Stock Units shall become Vested PSUs, if at all, shall be the Time-Vesting Date.

Change in Control
Prior to the End of the Performance Period
In the event of a Change in Control prior to the end of the Performance Period, the Performance Period shall be deemed to have ended immediately prior to the Change in Control, and you shall be credited with a number of Conditional PSUs, if any, determined in accordance with Appendix A and Appendix B based on performance and relative total stockholder return through the date of the Change in Control; provided, however, that the performance goals in Appendix A shall be adjusted in the Administrator’s sole discretion to account for the truncation of the performance period on the date of the Change in Control and the Administrator may adopt reasonable procedures for determining the level of achievement of any financial metrics, such as using audited financial statements from the most recently completed fiscal quarter. The Conditional PSUs will vest and become Vested PSUs on the original Time-Vesting Date, subject to your Continuous Service with the Company or its Subsidiaries or any successor corporation through such date. In the event your Continuous Service is terminated as a result of death or Disability on or after a Change in Control but prior to the Time-Vesting Date, the vesting provisions set forth in “Special Vesting Events – Termination Due to Death or Disability – On or After the End of the Performance Period” shall apply. In the event your Continuous Service with the Company or its Subsidiaries terminates for any reason other than death, Disability or Cause when your combined age and total years of employment or service with the Company or its Subsidiaries equals or exceeds 70, the vesting provisions set forth in “Special Vesting Events – Rule of 70” shall apply. If this award is not assumed by the successor in any Change in Control transaction, your Conditional PSUs shall vest and become Vested PSUs immediately upon the Change in Control.
On or After the End of the Performance Period
In the event of a Change in Control on or following the end of the Performance Period, the Company, if it has not done so already, shall promptly determine your Conditional PSUs. Your Conditional PSUs will then become Vested PSUs on the Time-Vesting Date, subject to your Continuous Service with the Company or its Subsidiaries or any successor corporation through such date. In the event your Continuous Service is terminated as a result of death or Disability on or after a Change in Control but prior to the Time-Vesting Date, the vesting provisions set forth in “Special Vesting Events – Termination Due to Death or Disability – On or After the End of the Performance Period” shall apply. In the event your Continuous Service with the Company or its Subsidiaries terminates for any reason other than death, Disability of Cause when your combined age and total years of employment or service with the Company or its Subsidiaries equals or exceeds 70, the vesting provisions set forth in “Special Vesting Events – Rule of 70” shall apply. If this award is not assumed by the successor in any Change in Control transaction, your Conditional PSUs shall vest and become Vested PSUs immediately upon the Change in Control.

Payment	The Company shall issue to you one share of Common Stock for each Vested PSU, with the delivery of such Common Stock to occur within ten (10) days following the date on which such Performance Stock Units became Vested PSUs.
Other Terms and Conditions	Are set forth in the accompanying Performance Stock Unit Award Terms and Conditions and the Plan.

Acceptance of Award
By your signature below, you agree that the Performance Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and of this Performance Stock Unit Award Agreement (including the accompanying Performance Stock Unit Award Terms and Conditions and any Appendix) (the “Award Documents”).  You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.

PARTICIPANT Signature Date	SERVICESOURCE INTERNATIONAL, INC. By: Name: Megan Fine Title: SVP, General Counsel Date

Participant Residence Address:
_____________________________________________________________________________

Appendix A
Performance Goals

Performance Goals	The performance goals for this award shall be based on: •New Bookings, and •Churn New Bookings and Churn are defined and shall be determined as set forth below.
Determination of Preliminary PSUs
The number of Preliminary PSUs with which you are credited, if any, at the end of the Initial Measurement Period shall be determined as follows:
Preliminary PSUs =
(Target PSUs x 50% x New Bookings Achievement %)
+
(Target PSUs x 50% x Churn Achievement %)

New Bookings Achievement Percentage	The New Bookings Achievement Percentage (capped at 150%) shall be determined in accordance with the following chart, based on the Company’s New Bookings over the Initial Measurement Period:
	New Bookings ($MM)	New Booking Achievement %
	Less than $33.6	0%
	$33.6	50%
	$43.2	90%
	$48.0	100%
	$52.8	125%
	$55.2 or greater	150%
Churn Achievement Percentage	The Churn Achievement Percentage (capped at 150%) shall be determined in accordance with the following chart, based on the Company’s Churn over the Initial Measurement Period:
	Churn($MM)	Churn Achievement %
	Less than $(25.4)	0%
	$(25.4)	50%
	$(18.6)	90%
	$(16.9)	100%
	$(15.2)	125%
	$(14.4) or greater	150%
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Linear Interpolation	When New Bookings or Churn, as applicable, for the Initial Measurement Period falls between any of the hurdle amounts set forth in the charts above, the New Bookings Achievement % or Churn Achievement % shall be determined based on linear interpolation.
Definitions
“Churn” shall mean the annual contract value (ACV) of all contract terminations or reductions in services during the Initial Measurement Period, or reductions in contract value from contractual renegotiations during the Initial Measurement Period, in either case resulting from client notifications of termination, reduction, renegotiation or non-renewal during the Initial Measurement Period.
“New Bookings” shall mean the value of “Total New Bookings” that are closed and signed during the Initial Measurement Period. Total New Bookings includes the aggregate of Annual Recurring Revenue (ARR), non-recurring, technology services, professional services, expansions, and pilot bookings.

Adjustments	If the occurrence of any unbudgeted or unanticipated item during the Initial Measurement Period would make fair and equitable measurement of the Company’s New Bookings and/or Churn for the Initial Measurement Period no longer practical, the Administrator will adjust and modify the performance goals set forth herein to preserve (but not enhance) the incentives contemplated by this Award Agreement. You hereby agree that any such adjustment or modification shall not be deemed to be an amendment to the Award Documents and shall not adversely affect your rights hereunder. For purpose of this paragraph, unbudgeted or unanticipated items shall include, but not be limited to, natural disasters, storms or pandemics (including, without limitation, COVID-19), foreign exchange variations, changes in accounting principles, material litigation costs that could not have been reasonably anticipated in the ordinary course of business, costs of severance or other reductions in force, capital markets transactions, restructurings or recapitalizations, business combinations or consolidations, stock splits or reverse splits, extraordinary special stock dividends, rights offerings, spin-offs, or similar transactions.

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Exhibit B
Relative TSR Modifier

Determination of Conditional PSUs	The number of Conditional PSUs with which you are credited, if any, at the end of the Performance Period shall be determined by multiplying (x) the number of Preliminary PSUs, if any, credited following the Initial Measurement Period by (y) the applicable Modification Factor determined in accordance with the following chart based on the Company’s Relative Total Stockholder Return over the Performance Period as compared to the Peer Group (defined below):
	Company Relative Total Stockholder Return	Modification Factor
	Less than or equal to the 25th percentile of the Peer Group	85%
	Median (50th percentile) of the Peer Group	100%
	75th percentile or greater of the Peer Group	115%

Linear Interpolation	When the Company’s Relative Total Stockholder Return Period falls between any of the percentiles set forth in the chart above, the Modification Factor shall be determined based on linear interpolation.
Company Relative Total Stockholder Return	The Company’s Relative Total Stockholder Return measured against the Peer Group shall be determined by first ranking the Company and each of the Peer Companies by their respective Total Stockholder Returns (highest to lowest) over the Performance Period. The Company’s Relative Total Stockholder Return shall be the Company’s percentile ranking determined from such numerical ranking, which percentile ranking shall be calculated as 100 multiplied by a fraction, the numerator of which is (x) the number of Peer Companies that are ranked lower than the Company by their respective Total Stockholder Returns and the denominator of which is (y) the number of Peer Companies in the Peer Group at the time of the determination minus one (1).
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Total Stockholder Return
Total Stockholder Return for the Company and each of the Peer Companies shall be calculated in accordance with the following formula, with the result expressed as a percentage:
(EB/BB)1/n - 1
For purposes of the foregoing formula:
“EB” = the sum of (x) the cumulative amount of the entity’s dividends per share for the Performance Period plus the arithmetic average per share closing price of such entity’s common stock for the last 20 consecutive trading days of the applicable Performance Period
“BB” = the arithmetic average per share closing price of such entity’s common stock for the last 20 consecutive trading days prior to the beginning of the Performance Period
“n” = the total number of years in the Performance Period.

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Peer Group
The Peer Group for determining Relative Total Stockholder Return shall consist of the following companies (each a “Peer Company”):
•SYNNEX Corporation
•Insight Enterprises, Inc.
•Conduent Incorporated
•ScanSource, Inc.
•TTEC Holdings, Inc.
•Sykes Enterprises, Incorporated
•ePlus inc.
•ExlService Holdings, Inc.
•WNS Holdings Ltd.
•StarTek, Inc.
•Perficient, Inc.
•QuinStreet, Inc.
•Computer Task Group, Incorporated
•Rimini Street, Inc.
•Fluent, Inc.
•Zuora, Inc.
•PFSweb, Inc.
•PRGX Global, Inc.
•Model N, Inc.
•ChannelAdvisor Corporation
•TechTarget, Inc.

Adjustment to the Peer Group	The Peer Group shall not be changed during the Performance Period except as set forth in the following chart to account for certain corporate transactions affecting a Peer Company:
	Corporation Transaction	Treatment of Peer Company
	Peer Company is acquired by another Peer Company	Keep the Peer Company that performed the acquisition and remove the acquired Peer Company

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A Peer Company merges with or acquires a non-peer company and the Peer Company is the surviving entity	The Peer Company remains in the Peer Group

The Peer Company is not the surviving entity after a merger, consolidation or amalgamation with a non-peer company	The Peer Company is removed from the Peer Group

A Peer Company spins out a portion of its business, but the Peer Company remains in place as a publicly traded entity	The Peer Company remains in the Peer Group and the per-share value of the spinoff is treated as a dividend that is reinvested in shares of the Peer Company on the spinoff date, with the spinoff amount per share and return thereon used to appropriately adjust “EB” upward or downward to account for the reinvestment.

A spun-out entity replaces the Peer Company (i.e. there is no longer a clear surviving parent company following the transaction)	The Peer Company remains in the Peer Group

A Peer Company is suspended from listing or trading because of misconduct	The Peer Company remains in the Peer Group but Total Stockholder Return is set to negative 100%

A Peer Company no longer meets screening criteria	The Peer Company remains in the Peer Group

A Peer Company goes bankrupt	The Peer Company remains in the Peer Group, but Total Stockholder Return is set to negative 100%

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Performance Stock Unit Award Terms and Conditions
    The following terms and conditions apply to the Performance Stock Units granted to you by the Company, as specified in the accompanying Performance Stock Unit Award Agreement (the “Award Agreement”).
1.    Award of Performance Stock Units. The Company has issued to you the Performance Stock Units set forth above in the Award Agreement, effective on the Grant Date, and subject to the terms and conditions set forth in the Award Agreement and the Performance Stock Unit Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).
2.    Performance Stock Units Non-Transferable. Performance Stock Units (and related rights) may not be sold, assigned, alienated, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. Any attempt to assign, alienate, transfer, pledge, sell or otherwise dispose of the Performance Stock Units or its related rights shall be ineffective and, if any such attempt is made, the Performance Stock Units will be forfeited and all of your rights under the Plan and the Award Documents shall immediately terminate without any payment or consideration by the Company.
    3.    Vesting. Unless otherwise provided in the Plan, your Performance Stock Units shall vest and become Vested PSUs in accordance with the terms and conditions of the Award Agreement.
4.    Payment. Payment in respect of Vested PSUs shall be made at the time(s) and in the form(s) set forth in the Award Agreement.
5.    Termination of Continuous Service; Forfeiture. Upon the termination of your Continuous Service for any reason, any Performance Stock Units that have not become or are not eligible to become Vested PSUs in accordance with Section 3 and the Award Agreement shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such Performance Stock Units.
6.    Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Performance Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.
    7.    Tax Withholding. You shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be
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withheld in respect of your Performance Stock Units. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due you, or share withholding as described below. Subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion, you may be permitted to satisfy the minimum statutory withholding obligations, in whole or in part, (i) by having the Company withhold shares otherwise issuable to you or (ii) by delivering to the Company shares of Common Stock already owned by you. The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. In addition, to the extent provided by the Plan, you may elect to have the Company perform additional voluntary tax withholding through the withholding or delivery of shares up to the maximum statutory tax rates in your applicable jurisdictions. The Fair Market Value of the shares used for tax withholding purposes shall be determined by the Company as of the date on which taxation occurs. Shares used for tax withholding purposes must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold or deliver shares shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.
8.    Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including any Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 8, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to or to delete or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its
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Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.
9.    Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Performance Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
10.    Electronic Delivery. BY YOUR ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION. If you do not accept the Award documents within ninety (90) days of the Grant Date, the Award documents will be null and void following the ninetieth (90th) day after the Grant date and you will have no right or claim to the Award.
11.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.
    12.    Amendment. The Award Documents may be amended by the Administrator at any time without your consent if such amendment does not impair your rights hereunder or is otherwise permitted herein. In all other cases, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and by you.
    13.    Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.
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    14.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Performance Stock Unit Award Terms and Conditions. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.
    15.    Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.
    16.    Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.
    17.    Rights to Continuous Service. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the employ or service of the Company or any of its Subsidiaries, and the Award Documents are limited solely to governing the parties’ rights and obligations with respect to the Performance Stock Units.
    18.    Governing Law. The Award Documents shall be governed by and construed in accordance with the choice of law provisions set forth in the Plan.
    19.    Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Performance Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. Participation in the Plan and receipt of remuneration as a result of the Performance Stock Units is also subject in all respects to any laws, regulations, or Company policies related to compensation clawbacks that may be in effect from time to time.
    20.    Section 409A Compliance. The Performance Stock Units granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Performance Stock Units granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. In the event the Performance Stock Units granted hereunder are “non-qualified deferred compensation” subject to Code Section 409A, then the term Change in Control as used in this Agreement shall mean a “change in ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets” of the Company as determined under Treasury Regulation Section 1.409A-3(i)(5).
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